SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 3)
Conn’s Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
208242107
(CUSIP Number)
David A. Knight
SF Holding Corp. (f/k/a Stephens Group, Inc.)
111 Center Street
Little Rock, AR 72201
(501) 377-2573
     (Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)
February 1, 2008
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes)

CUSIP No.	208242107
SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Conn’s Voting Trust, Steven Patterson, Trustee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		5,411,176

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,411,176

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	22.6

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) SF Holding Corp. (formerly, Stephens Group, Inc.)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC, CO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Stephens Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☑

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		141,600

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,447

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		290,799

WITH	10	SHARED DISPOSITIVE POWER

		42,447

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	333,246

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.4

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	BD, CO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Jackson T. Stephens Trust No. One

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		22,808

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	22,808

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Bess C. Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Warren A. Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		424

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		424

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	424

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Warren A. Stephens Grantor Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		168,498

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	168,498

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.7

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Harriet C. Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		739,100

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	739,100

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.1

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Warren & Harriet Stephens Children’s Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		918,123

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	918,123

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.8

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Warren Miles Amerine Stephens 95 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		51,282

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	51,282

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Warren Miles Amerine Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,356

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,356

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) John Calhoun Stephens 95 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		51,282

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	51,282

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) John Calhoun Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,356

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,356

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Laura Whitaker Stephens 95 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		51,282

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	51,282

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Laura Whitaker Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SOLE VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,356

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,356

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Grandchild’s Trust #2

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SOLE VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		565,100

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	565,100

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.4

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) W.R. Stephens, Jr. Children’s Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SOLE VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) W.R. Stephens, III Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SOLE VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Arden Jewell Stephens Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SOLE VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Carol M. Stephens

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) W.R. Stephens, Jr. Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		424

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		424

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	424

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Pamela D. Stephens Trust One

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) MAM International Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Jon E.M. Jacoby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		43,588

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		43,588

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	43,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Curtis F. Bradbury, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		785

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		119,438

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		372,141

WITH	10	SHARED DISPOSITIVE POWER

		1,037,561

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,409,702

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Douglas H. Martin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		40,352

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		119,438

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		194,766

WITH	10	SHARED DISPOSITIVE POWER

		119,438

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	314,204

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.3

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) C. Ray Gash IRA

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) C. Ray Gash

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		1,734

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,734

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,734

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Stephens Investment Partners 2000 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		119,322

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		119,322

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	119,322

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Stephens Investment Partners 2001 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		116

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		116

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	116

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Stephens Investments Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		29

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,309,509

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,309,538

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	9.6

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Francine, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Nevada

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Coral Two Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Wyoming

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Craig Dobbs Campbell, Jr. 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Susan Stephens Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Elizabeth Chisum Campbell 1992 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Ray Gash Conns 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Linda M. Gash Conns 2004 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.0

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) SG-1890, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		5,767,060

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,767,060

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,767,060

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.1

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) W.R. Stephens, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		424

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,767,060

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		424

WITH	10	SHARED DISPOSITIVE POWER

		5,767,060

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,767,484

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.1

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	208242107

1	NAME OF REPORTING PERSONS I.R.S. Identification No. of Above Persons (entities only) Elizabeth S. Campbell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Arkansas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,767,060

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		5,767,060

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,767,060

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.1

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No. 208242107
Introductory Statement
This Amendment No. 3 to Schedule 13D relates to the Common Stock, par value $.01 per share (“Common Stock”), of Conn’s Inc., a Delaware corporation (the “Issuer”). This Amendment No. 3 amends and supplements (i) the Statement originally filed on December 18, 2003 with the Securities and Exchange Commission (the “Commission”) by the reporting persons, (ii) Amendment No. 1 to the Statement filed on June 2, 2004 with the Commission by the reporting persons, and (iii) Amendment No. 2 to the Statement filed on September 17, 2007 with the Commission by the reporting persons (collectively, the “Prior Filings” and collectively with this Amendment No. 3, this “Statement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Prior Filings.
This Amendment No. 3 is being filed to amend the Statement to reflect the transfer by certain of the reporting persons of 5,767,060 shares of the Common Stock out of the Conn’s Voting Trust to SG-1890, LLC on February 1, 2008, and to add the following additional reporting persons: SG-1890, LLC, W.R. Stephens, Jr., and Elizabeth S. Campbell.
ITEM 2. IDENTITY AND BACKGROUND
     Item 2(a) of the Statement is amended and restated to read in its entirety as follows:
     (a) Name of reporting persons: Conn’s Voting Trust (the “Voting Trust”), SF Holding Corp. (formerly known as Stephens Group, Inc.), Stephens Inc., Warren A. Stephens Grantor Trust, Jackson T. Stephens Trust No. One, Harriet Calhoun Stephens Trust, Warren and Harriet Stephens Children’s Trust, Warren Miles Amerine Stephens 1995 Trust, Warren Miles Amerine Stephens Trust, John Calhoun Stephens 1995 Trust, John Calhoun Stephens Trust, Laura Whitaker Stephens 1995 Trust, Laura Whitaker Stephens Trust, Grandchild’s Trust Two, Curtis F. Bradbury, Jr., Douglas H. Martin, Stephens Investment Holdings LLC (collectively, the “Trust Participants”), Bess C. Stephens Trust, W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, Carol M. Stephens, W.R. Stephens, Jr. Revocable Trust, Pamela D. Stephens Trust One, MAM International Holdings, Inc., Francine, Inc., Coral Two Corporation, Craig Dobbs Campbell, Jr. 1992 Trust, Susan Stephens Campbell 1992 Trust, Elizabeth Chisum Campbell 1992 Trust, C. Ray Gash, C. Ray Gash IRA, Ray Gash Conns 2004 Trust, Linda M. Gash Conns 2004 Trust, Stephens Investment Partners 2000 LLC, Stephens Investment Partners 2001 LLC, Warren A. Stephens Trust, Jon E.M. Jacoby, SG-1890, LLC, W.R. Stephens, Jr., and Elizabeth S. Campbell.
          (i) Steve Patterson is the Trustee of the Conn’s Voting Trust, a trust established by the Conn’s Voting Trust Agreement, executed by and among Mr. Patterson and the Trust Participants. Mr. Patterson is a citizen of the United States of America, has a business address of 349 Colony Drive, Naples, Florida 34108, and is principally employed as a financial consultant.
          (ii) SF Holding Corp. (formerly known as Stephens Group, Inc.) is an Arkansas business corporation, engaged in the business of buying, owning, holding and selling investment securities and other assets. Its principal offices are located at 111 Center Street, Little Rock, Arkansas 72201.
               The voting stock of SF Holding Corp. is owned by the following entities, each of which is a trust formed under the laws of the State of Arkansas:
               (1) Jackson T. Stephens Trust No. One, Warren A. Stephens and Jon E.M. Jacoby, Trustees.
               (2) Warren A. Stephens Trust No. One, Warren A. Stephens, Trustee.
               (3) W.R. Stephens, Jr. Revocable Trust, W.R. Stephens, Jr. Trustee.
               (4) WRS Jr. Trust under Art 4 of the Pamela Diane Stephens Trust UID September 5, 1996, W.R. Stephens, Jr., Trustee.

CUSIP No. 208242107
               (5) Elizabeth S. Campbell Revocable Trust, Elizabeth S. Campbell, Trustee.
               (6) ESC Trust under Art 4 of the Pamela Diane Stephens Trust UID September 5, 1996, Elizabeth Stephens Campbell, Trustee.
               (7) Bess C. Stephens Revocable Trust, Bess C. Stephens, Trustee
Trusts (1) and (2) above have a business address of 111 Center Street, Little Rock, Arkansas 72201. Trusts (3) through (7) above have a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.
               The control persons, directors and executive officers of SF Holding Corp., and their respective principal employments, are:
               (A) Warren A. Stephens, Co-Chairman of SF Holding Corp. and President and CEO of Stephens Inc.
               (B) W.R. Stephens, Jr., Co-Chairman of SF Holding Corp. and Co-Chairman and CEO of The Stephens Group, LLC.
               (C) Elizabeth S. Campbell, Director of SF Holding Corp. and Co-Chairman of The Stephens Group, LLC.
               (D) Douglas H. Martin, Director and Executive Vice President of SF Holding Corp.
               (E) Bess C. Stephens, Shareholder of SF Holding Corp.
               (F) Bill Steve Walker, President and CEO of Stephens Production Company, a division of SF Holding Corp.
Each of the persons listed above is a citizen of the United States of America. Mr. Martin and Warren A. Stephens have a business address of 111 Center Street, Little Rock, Arkansas 72201. The other persons listed above have a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.
          (iii) Stephens Inc., an Arkansas corporation, is a broker-dealer registered with the NASD and a member of the New York Stock Exchange. The principal offices of Stephens Inc. are located at 111 Center Street, Little Rock, Arkansas 72201.
          The voting stock of Stephens Inc. is owned by SI Holdings Inc., an Arkansas corporation with a business address of 111 Center Street, Little Rock, Arkansas 72201. All of the stock of SI Holdings Inc. is owned by Warren A. Stephens Trust No. 2, the principal offices of which are located at 111 Center Street, Little Rock, Arkansas 72201. Warren A. Stephens is the sole trustee. The directors and executive officers of Stephens Inc., and their respective principal employments, are Warren A. Stephens, Chairman, President and CEO of Stephens Inc., Curtis F. Bradbury, Jr., Director, Sr. Executive Vice President and Chief Operating Officer of Stephens Inc., Mark C. Doramus, Sr. Executive Vice President, Chief Financial Officer, Assistant to the President, R. Gregory Feltus, Sr. Executive Vice President, and the following Executive Vice Presidents: Brian Bush, Larry Bowden, Martha Byorum, J. Dale Dawson, Ellen Gray, John Green, Zoe Hines, David A. Knight, Douglas H. Martin, J. Mark McBryde, Kevin Scanlon, James D. Simpson, III, J. Warren Simpson, Michael R. Smith, Sr., William L. Tedford, Jr., Abraham R. Towbin, Sr., Kevin Wilcox, Kenneth Gunderman, and J. Brad Eichler.
          (iv) Jackson T. Stephens Trust No. One is a trust formed under the laws of the State of Arkansas with a business address of 111 Center St., Little Rock, Arkansas 72201. Its trustees are Warren A. Stephens and Jon E.M. Jacoby.

CUSIP No. 208242107
          (v) Bess C. Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustee is Bess C. Stephens.
          (vi) Warren A. Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.
          (vii) Warren A. Stephens Grantor Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Harriet C. Stephens.
          (viii) Harriet Calhoun Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Harriet Calhoun Stephens.
          (ix) Warren and Harriet Stephens Children’s Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustees are John N. Calhoun and Curt Bradbury.
          (x) Warren Miles Amerine Stephens 1995 Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Curt Bradbury.
          (xi) Warren Miles Amerine Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.
          (xii) John Calhoun Stephens 1995 Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Curt Bradbury.
          (xiii) John Calhoun Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.
          (xiv) Laura Whitaker Stephens 1995 Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Curt Bradbury.
          (xv) Laura Whitaker Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Warren A. Stephens.
          (xvi) Grandchild’s Trust Two is a trust formed under the laws of the State of Arkansas with a business address c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Its trustee is Caroline Stephens.
          (xvii) W.R. Stephens, Jr. Children’s Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustee is Carol A. Stephens.
          (xviii) W.R. Stephens, III Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are W.R. Stephens, Jr., William Steve Walker and Emon Mahoney, Jr.
          (xix) Arden Jewell Stephens Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are W.R. Stephens, Jr., William Steve Walker and Emon Mahoney, Jr.
          (xx) Carol M. Stephens has a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.

CUSIP No. 208242107
          (xxi) W.R. Stephens, Jr. Revocable Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustee is W.R. Stephens, Jr.
          (xxii) Pamela D. Stephens Trust One is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are W.R. Stephens, Jr., Elizabeth S. Campbell and Bess C. Stephens.
          (xxiii) MAM International Holdings, Inc. is a Nevada corporation with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its directors and executive officers are Elizabeth Stephens Campbell and Craig Campbell, Directors and Jon E.M. Jacoby, Executive Vice President and Chief Financial Officer.
          (xxiv) Jon E.M. Jacoby is a Vice Chairman and Senior Managing Director of The Stephens Group, LLC. His business address is 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.
          (xxv) Curtis F. Bradbury, Jr. is a Director, Senior Executive Vice President and Chief Operating Officer of Stephens Inc.
          (xxvi) Douglas Martin is an Executive Vice President of SF Holding Corp. His business address is 111 Center Street, Little Rock, Arkansas 72201.
          (xxvii) C. Ray Gash IRA is a self-directed individual retirement account for which Stephens Inc. serves as custodian. Its business address is 16 Phellos Ct, Little Rock, Arkansas 72223.
          (xxviii) C. Ray Gash is retired. His address is 16 Phellos Ct, Little Rock, Arkansas 72223.
          (xxix) Stephens Investment Partners 2000 LLC is an Arkansas limited liability company with a business address of 111 Center Street, Little Rock, Arkansas 72201. It is engaged in the business of making private equity investments. The managers of the company are Warren A. Stephens, Douglas H. Martin, Curtis F. Bradbury, Jr., Mark Doramus, Kevin Wilcox, David A. Knight, R. Greg Feltus, Warren Simpson, Jackson Farrow, Jr. and Kathy Bryant. The members of the company are officers and employees of Stephens Inc. and affiliated companies.
          (xxx) Stephens Investment Partners 2001 LLC is an Arkansas limited liability company with a business address of 111 Center Street, Little Rock, Arkansas 72201. It is engaged in the business of making private equity investments. The managers of the company are Warren A. Stephens, Douglas H. Martin, Curtis F. Bradbury, Jr., Mark Doramus, Kevin Wilcox, David A. Knight, R. Greg Feltus, Warren Simpson, Jackson Farrow, Jr. and Kathy Bryant. The members of the company are officers and employees of Stephens Inc. and affiliated companies.
          (xxxi) Stephens Investment Holdings LLC is an Arkansas limited liability company with a business address of 111 Center Street, Little Rock, Arkansas 72201. It is engaged in the business of making private equity investments. The managers of the company are Warren A. Stephens, Curtis F. Bradbury, Jr., and Douglas H. Martin. The sole member of the company is Warren A. Stephens Revocable Trust UID 8/19/05, Warren A. Stephens, Trustee.
          (xxxii) Francine, Inc. is a Nevada corporation with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. It is engaged in the business of making private equity investments. The executive officers and control persons of the corporation are Jon E.M. Jacoby, Elizabeth Stephens Campbell and Craig Campbell.
          (xxxiii) Coral Two Corporation is a Wyoming corporation with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. It is engaged in the business of making private equity investments. Jon E.M. Jacoby is the president and sole director of the corporation.

CUSIP No. 208242107
          (xxxiv) Craig Dobbs Campbell, Jr. 1992 Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are Bess C. Stephens, W.R. Stephens, Jr. and Elizabeth S. Campbell.
          (xxxv) Susan Stephens Campbell 1992 Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are Bess C. Stephens, W.R. Stephens, Jr. and Elizabeth S. Campbell.
          (xxxvi) Elizabeth Chisum Campbell 1992 Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustees are Bess C. Stephens, W.R. Stephens, Jr. and Elizabeth S. Campbell.
          (xxxvii) Ray Gash Conns 2004 Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustee is Linda M. Gash.
          (xxxviii) Linda M. Gash Conns 2004 Trust is a trust formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. Its trustee is C. Ray Gash.
          (xxxix) SG-1890, LLC is a limited liability company formed under the laws of the State of Arkansas with a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202. It is principally engaged in the business of holding the shares of Conn’s Common Stock contributed by its members. The managers and executive officers of the company are W.R. Stephens, Jr. and Elizabeth S. Campbell. The management of the company is vested exclusively in its managers. The members of the company are Bess C. Stephens Trust, W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, Carol Stephens, W.R. Stephens, Jr. Revocable Trust, Pamela D. Stephens Trust One, MAM International Holdings, Inc., Ray Gash IRA, Ray Gash Conn’s 2004 Trust, Craig Dobbs Campbell, Jr. 1992 Trust, Susan Stephens Campbell 1992 Trust, Elizabeth Chisum Campbell 1992 Trust, Coral Two Corporation, Linda M. Gash Conn’s 2004 Trust, Francine, Inc., and the following trusts formed under the laws of the State of Arkansas, each of which has a business address of 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202: WRS Family Trust dated 12/13/99, C. Ray Gash and Robert L. Schulte, trustees; WRS Family Trust dated 05/03/99, C. Ray Gash and Robert L. Schulte, trustees; W.R. Stephens, Jr. Revocable Trust, W.R. Stephens, Jr., trustee; WRS Jr. Trust under Art 4 of the PDS Trust UID Sept. 5, 1996, W.R. Stephens, Jr., trustee; ESC Family Trust dated 12/13/99, Robert L. Schulte and William S. Walker, trustees; ESC Family Trust dated 05/03/99, Robert L. Schulte and William S. Walker, trustees, Elizabeth S. Campbell Revocable Trust, Elizabeth S. Campbell, trustee; ESC Trust under Art. 4 of the PDS Trust UID Sept. 5, 1996, Elizabeth S. Campbell, trustee; and Bess C. Stephens Revocable Trust, Bess C. Stephens, trustee.
          (xxxx) W.R. Stephens, Jr., is principally employed as Co-Chairman and CEO of The Stephens Group, LLC. Mr. Stephens’ business address is 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.
          (xxxxi) Elizabeth S. Campbell, is principally employed as Co-Chairman of The Stephens Group, LLC. Ms. Campbell’s business address is 100 Morgan Keegan Drive, Suite 500, Little Rock, Arkansas 72202.
     Item 2(b) of the Statement is supplemented by adding the following:
     During the past five years neither SG-1890, LLC, nor its managers, members, or executive officers, have been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) nor been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
     Item 3 is supplemented by adding the following:

CUSIP No. 208242107
     On February 1, 2008, SG-1890, LLC received 5,767,060 shares of the Common Stock pursuant to the transfer of such shares out of the Voting Trust by certain of the reporting persons, as further described in Item 5(b) below. No consideration was paid in connection with such transfer.
ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
     Item 5 is amended and restated to read in its entirety as follows:
     (a) The following table discloses the beneficial ownership of the Common Stock by the reporting persons and their respective directors and control persons. Because of interrelationships among the various reporting persons, certain shares of the Common Stock may be reported as being beneficially owned by more than one person. The table also discloses those reporting persons who ceased to be the beneficial owners of any shares of the Common Stock and as a result, have ceased to be members of the reporting group.

	Number of
	Shares	Percent of
	Beneficially	Outstanding	Voting Power		Dispositive Power
Name	Owned	Shares(1)	Sole	Shared	Sole	Shared
Conn’s Voting Trust(2)	5,411,176	22.6	5,411,176	0	0	0
SF Holding Corp.	0	0.0	0	0	0	0
Stephens Inc.(3)	333,246	1.4	141,600	42,447	290,799	42,447
Jackson T. Stephens Trust One	22,808	0	0	0	22,808	0
Bess C. Stephens Trust	0	0.0	0	0	0	0
Warren A. Stephens Trust	424	0	424	0	424	0
Warren A. Stephens Grantor Trust	168,498	0.7	0	0	168,498	0
Harriet C. Stephens Trust	739,100	3.1	0	0	739,100	0
Warren & Harriet Stephens Children’s Trust	918,123	3.8	0	0	918,123	0
Warren Miles Amerine Stephens 95 Trust	51,282	0.2	0	0	51,282	0
Warren Miles Amerine Stephens Trust	4,356	0.0	0	0	4,356	0
John Calhoun Stephens 95 Trust	51,282	0.2	0	0	51,282	0
John Calhoun Stephens Trust	4,356	0.0	0	0	4,356	0
Laura Whitaker Stephens 95 Trust	51,282	0.2	0	0	51,282	0
Laura Whitaker Stephens Trust	4,356	0.0	0	0	4,356	0
Grandchild’s Trust #2	565,100	2.4	0	0	565,100	0
W.R. Stephens, Jr. Children’s Trust	0	0.0	0	0	0	0
W.R. Stephens, III Trust	0	0.0	0	0	0	0
Arden Jewell Stephens Trust	0	0.0	0	0	0	0
Carol M. Stephens	0	0.0	0	0	0	0
W.R. Stephens, Jr. Revocable Trust	424	0.0	424	0	424	0
Pamela D. Stephens Trust One	0	0.0	0	0	0	0
MAM International Holdings, Inc.	0	0.0	0	0	0	0
Jon E.M. Jacoby(4)	43,588	0.2	43,588	0	43,588	0

CUSIP No. 208242107

	Number of
	Shares	Percent of
	Beneficially	Outstanding	Voting Power		Dispositive Power
Name	Owned	Shares(1)	Sole	Shared	Sole	Shared
Curtis F. Bradbury, Jr.(5)	1,409,702	5.9	785	119,438	372,141	1,037,561
Douglas H. Martin(6)	314,204	1.3	40,352	119,438	194,766	119,438
C. Ray Gash IRA	0	0.0	0	0	0	0
C. Ray Gash	1,734	0.0	1,734	0	1,734	0
Stephens Investment Partners 2000 LLC	119,322	0.5	119,322	0	119,322	0
Stephens Investment Partners 2001 LLC	116	0	116	0	116	0
Warren A. Stephens(7)	2,789,576	11.6	152,341	142,227	2,647,349	142,227
Harriet C. Stephens(8)	907,598	3.8	0	0	907,598	0
Bess C. Stephens	0	0.0	0	0	0	0
W.R. Stephens, Jr.(9)	5,767,484	24.1	424	5,767,060	424	5,767,060
Elizabeth S. Campbell(10)	5,767,060	24.1	0	5,767,060	0	5,767,060
Stephens Investments Holdings LLC	2,309,538	9.6	29	0	2,309,509	0
Francine, Inc.	0	0.0	0	0	0	0
Coral Two Corporation	0	0.0	0	0	0	0
Craig Dobbs Campbell, Jr. 1992 Trust	0	0.0	0	0	0	0
Susan Stephens Campbell 1992 Trust	0	0.0	0	0	0	0
Elizabeth Chisum Campbell 1992 Trust	0	0.0	0	0	0	0
Ray Gash Conns 2004 Trust	0	0.0	0	0	0	0
Linda M. Gash Conns 2004 Trust	0	0.0	0	0	0	0
SG-1890, LLC	5,767,060	24.1	5,767,060	0	5,767,060	0
Steve Patterson, Voting Trustee	5,411,176	22.6	5,411,176	0	0	0

(1)	Based on 23,969,814 shares reported by the Issuer as outstanding on the date of filing of this Amendment No. 3. Collectively, the reporting persons beneficially own approximately 48.3% of the outstanding Common Stock.

(2)	Pursuant to the terms of the Voting Trust Agreement, the trustee of the Voting Trust must vote the shares of Common Stock held by the voting trust “for” or “against” any proposal or other matter submitted to the stockholders of the Issuer for approval in the same proportion as the votes cast “for” and “against” such proposal or other matter by all other stockholders, not counting abstentions. Number of shares includes 149,199 shares contributed by Stephens Inc., 22,808 contributed by Jackson T. Stephens Trust No. One, 168,498 shares contributed by Warren A. Stephens Grantor Trust, 739,100 shares contributed by Harriet C. Stephens Trust, 918,123 shares contributed by Warren & Harriet Stephens Children’s Trust, 51,282 shares contributed by each of Warren Miles Amerine Stephens 95 Trust, John Calhoun Stephens 95 Trust, and Laura Whitaker Stephens 95 Trust, also includes 4,356 shares contributed by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust, and Laura Whitaker Stephens Trust, also includes 565,100 shares contributed by Grandchild’s Trust #2, 217,511 shares contributed by Curtis F. Bradbury, Jr., 154,414 shares contributed by Doug Martin, and 2,309,509 shares contributed by Stephens Investments Holdings LLC.

CUSIP No. 208242107

(3)	Includes 149,199 shares which have been contributed to the Voting Trust and as to which Stephens Inc. has no voting power and sole dispositive power, 141,600 shares held in inventory accounts as to which Stephens Inc. has sole voting power and sole dispositive power, and 42,447 shares held in discretionary trading accounts on behalf of Stephens Inc. clients as to which the firm has shared voting power and shared dispositive power.

(4)	Includes 3,588 shares owned individually as to which Mr. Jacoby has sole voting power and sole dispositive power. Also includes 40,000 shares which Mr. Jacoby has the right to receive upon the exercise of options exercisable on or within 60 days of the date of the filing of this Amendment No. 3 as to which Mr. Jacoby has sole voting power and sole dispositive power.

(5)	Includes 217,510 which have been contributed to the Voting Trust and as to which Mr. Bradbury has no voting power and sole dispositive power, and 785 shares owned individually as to which Mr. Bradbury has sole voting power and sole dispositive power. Also includes 119,322 shares owned by Stephens Investment Partners 2000 LLC and 116 shares owned by Stephens Investment Partners 2001 LLC as to which Mr. Martin, as a co-manager of the LLCs, has shared voting power and shared dispositive power. Also includes 51,282 shares beneficially owned by each of John Calhoun Stephens 95 Trust, Laura Whitaker Stephens 95 Trust and Warren Miles Amerine Stephens 95 Trust, as to which Mr. Bradbury, as sole manager of the trusts, has no voting power and sole dispositive power.

(6)	Includes 9 shares owned by Douglas H. Martin IRA as to which Mr. Martin has sole voting power and sole dispositive power, 154,414 shares which have been contributed to the Voting Trust and as to which Mr. Martin has no voting power and sole dispositive power, and 343 shares owned individually as to which Mr. Martin has sole voting power and sole dispositive power. Also includes 119,322 shares owned by Stephens Investment Partners 2000 LLC and 116 shares owned by Stephens Investment Partners 2001 LLC as to which Mr. Martin, as a co-manager of the LLCs, has shared voting power and shared dispositive power. Also includes 40,000 shares which Mr. Martin has the right to receive upon the exercise of options exercisable on or within 60 days of the date of the filing of this Amendment No. 3 as to which Mr. Martin has sole voting power and sole dispositive power.

(7)	Includes 149,199 shares owned by Stephens Inc. which have been contributed to the Voting Trust and as to which Mr. Stephens, as President, has no voting power and sole dispositive power. Also includes 141,600 shares owned directly by Stephens Inc. as to which Mr. Stephens has sole voting power and sole dispositive power, and 42,447 shares held in discretionary trading accounts on behalf of Stephens Inc. clients as to which Stephens Inc. has shared voting power and shared dispositive power. Also includes 424 shares beneficially owned by Warren A. Stephens Trust and 4,356 shares owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust, and Laura Whitaker Stephens Trust, which have been contributed to the Voting Trust and as to which Mr. Stephens, as sole trustee of the trusts, has no voting power and sole dispositive power. Also includes 2,309,509 shares owned by Stephens Investments Holdings LLC which have been contributed to the Voting Trust and as to which Mr. Stephens, as Manager, has no voting power and sole dispositive power. Also includes 22,808 shares beneficially owned by Jackson T. Stephens Trust No. One which have been contributed to the Voting Trust and as to which Mr. Stephens, as trustee, has no voting power and sole dispositive power. Also includes 29 shares owned directly by Stephens Investments Holdings LLC as to which Mr. Stephens has sole voting power and sole dispositive power. Also includes 119,322 shares directly owned by Stephens Investment Partners 2000 LLC and 116 shares owned by Stephens Investment Partners 2001 LLC as to which Mr. Stephens, as a co-manager, has shared voting power and shared dispositive power. Total does not includes shares owned by Mr. Stephens wife, Harriet C. Stephens.

(8)	Includes 739,100 shares beneficially owned by Harriet C. Stephens Trust and 168,498 shares beneficially owned by Warren A. Stephens Grantor Trust which have been contributed to the Voting Trust and as to which Ms. Stephens, as sole trustee of both trusts, has no voting power and sole dispositive power. Total does not include shares owned by Warren A. Stephens.

(9)	Includes 424 shares owned directly by W.R. Stephens, Jr. Revocable Trust as to which Mr. Stephens has sole voting power and sole dispositive power. Also includes 5,767,060 shares owned by SG-1890, LLC as to which Mr. Stephens, as co-manager with Elizabeth S. Campbell, has shared voting power and shared dispositive power.

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          (10) Includes 5,767,060 shares owned by SG-1890, LLC as to which Ms. Campbell, as co-manager with W.R. Stephens, Jr., has shared voting power and shared dispositive power.
     (b) On February 1, 2008, certain of the reporting persons who had contributed shares of the Common Stock to the Voting Trust transferred all of such shares out of the Voting Trust to SG-1890, LLC, as shown in the following table.

Shares of Common Stock transferred
Reporting Person	out of the Voting Trust to SG-1890, LLC
Bess C. Stephens Trust	208,105
W.R. Stephens, Jr. Children’s Trust	202,774
W.R. Stephens, III Trust	155,489
Arden Jewell Stephens Trust	155,489
Carol Stephens	12,019
W.R. Stephens, Jr. Revocable Trust	1,162,530
Pamela D. Stephens Trust One	1,182,864
MAM International Holdings, Inc.	250,330
Ray Gash IRA	19,888
Ray Gash Conn’s 2004 Trust	15,000
Craig Dobbs Campbell, Jr. 1992 Trust	83,333
Susan Stephens Campbell 1992 Trust	83,333
Elizabeth Chisum Campbell 1992 Trust	83,333
Coral Two Corporation	570,280
Linda M. Gash Conn’s 2004 Trust	30,000
Francine, Inc.	1,091,531
Total:	5,306,298
     On February 1, 2008, SF Holding Corp. distributed to its shareholders, pro rata, all of the Conn’s, Inc. Common Stock held by SF Holding Corp. in the Voting Trust, with all such shares remaining inside the Voting Trust. Upon completion of the distribution, the SF Holding Corp. shareholders listed below transferred the Common Stock received from SF Holding Corp. out of the Voting Trust to SG-1890, LLC, an Arkansas limited liability company established to hold such shares, as shown in the following table.

Shares of Common Stock transferred
SF Holding Corp. Shareholders	out of the Voting Trust to SG-1890, LLC
WRS Family Trust dated 12/13/99	34,672
WRS Family Trust dated 05/03/99	138,230
W.R. Stephens, Jr. Revocable Trust	30,717
WRS Jr. Trust under Art 4 of the PDS Trust UID Sept. 5, 1996	15,358
ESC Family Trust dated 12/13/99	34,672
ESC Family Trust dated 05/03/99	138,230
Elizabeth S. Campbell Revocable Trust	30,717
ESC Trust under Art. 4 of the PDS Trust UID Sept. 5, 1996	15,358
Bess C. Stephens Revocable Trust	22,808
Total:	460,762
     All of the transfers to SG-1890, LLC described above in this Item 5(b) were approved by the Issuer as required under Section 5(a) of the Voting Trust Agreement, which provides that the Voting Trust participants may transfer shares of the Common Stock out of the Voting Trust to any person who is not an “affiliate” of Stephens Inc. under the Securities Act or the Exchange Act if the transfer is approved by a majority of the board of directors of the Issuer (excluding any member of the board of directors of the Issuer who is an affiliate, employee, officer, director,

CUSIP No. 208242107
general partner or agent of Stephens Inc. or SF Holding Corp.). In December 2007 a majority of the Issuer’s board of directors (excluding Jon E.M. Jacoby and Douglas H. Martin) approved such transfers.
     On February 1, 2008, Warren A. Stephens Trust and Warren A. Stephens Trust No. One, both of which received shares of Common Stock inside the Voting Trust from SF Holding Corp. pursuant to the pro rata distribution described above, transferred all of the shares received (437,730 shares and 230 shares, respectively) to Stephens Investments Holdings LLC, with all such shares remaining in the Voting Trust.
     (c) SF Holding Corp. sold 8 shares of the Common Stock in an open market transaction on February 1, 2008 at a price of $18.50 per share.
     (d) On February 1, 2008, the following reporting persons ceased to be the beneficial owners of any shares of the Common Stock: SF Holding Corp., Bess C. Stephens Trust, W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, Carol Stephens, W.R. Stephens, Jr. Revocable Trust, Pamela D. Stephens Trust One, MAM International Holdings, Inc., Ray Gash IRA, Ray Gash Conn’s 2004 Trust, Craig Dobbs Campbell, Jr. 1992 Trust, Susan Stephens Campbell 1992 Trust, Elizabeth Chisum Campbell 1992 Trust, Coral Two Corporation, Linda M. Gash Conn’s 2004 Trust, Francine, Inc., and C. Ray Gash. As a result, such reporting persons have ceased to be members of the reporting group.
ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.
1.	Agreement to File Joint Schedule 13D

2.	Consent to Voting Trust Agreement by WRS Family Trust dated 12/13/99

3.	Consent to Voting Trust Agreement by WRS Family Trust dated 05/03/99

4.	Consent to Voting Trust Agreement by WRS Jr. Trust under Art 4 of the PDS Trust UID Sept. 5, 1996

5.	Consent to Voting Trust Agreement by ESC Family Trust dated 12/13/99

6.	Consent to Voting Trust Agreement by ESC Family Trust dated 05/03/99

7.	Consent to Voting Trust Agreement by Elizabeth S. Campbell Revocable Trust

8.	Consent to Voting Trust Agreement by ESC Trust under Art. 4 of the PDS Trust UID Sept. 5, 1996

9.	Consent to Voting Trust Agreement by Bess C. Stephens Revocable Trust

10.	Consent to Voting Trust Agreement by Jackson T. Stephens Trust No. One

11.	Consent to Voting Trust Agreement by Warren A. Stephens Trust UID 9/30/87

12.	Consent to Voting Trust Agreement by Warren A. Stephens Trust No. One UA 3/11/1992

13.	Power of Attorney executed by SG-1890, LLC

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SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
February 1, 2008
Date

/s/ David A. Knight

David A. Knight, as attorney in fact for Conn’s Voting Trust, SF Holding Corp., Stephens Inc., Jackson T. Stephens Trust No. One, Warren A. Stephens Trust, Warren A. Stephens Grantor Trust, Harriet C. Stephens Trust, Warren & Harriet Stephens Children’s Trust, Warren Miles Amerine Stephens 95 Trust, Warren Miles Amerine Stephens Trust, John Calhoun Stephens 95 Trust, John Calhoun Stephens Trust, Laura Whitaker Stephens 95 Trust, Laura Whitaker Stephens Trust, Grandchild’s Trust #2, Curtis F. Bradbury, Jr., Douglas H. Martin, Stephens Investment Partners 2000 LLC, Stephens Investment Partners 2001 LLC, and Stephens Investments Holdings LLC.

/s/ Ronald M. Clark

Ronald M. Clark, as attorney in fact for Bess C. Stephens Trust, W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, Carol M. Stephens, W.R. Stephens, Jr. Revocable Trust, Pamela D. Stephens Trust One, MAM International Holdings, Inc., Jon E.M. Jacoby, C. Ray Gash, IRA, C. Ray Gash, Francine, Inc., Coral Two Corporation, Craig Dobbs Campbell, Jr. 1992 Trust, Susan Stephens Campbell 1992 Trust, Elizabeth Chisum Campbell 1992 Trust, Ray Gash Conns 2004 Trust, Linda M. Gash Conns 2004 Trust, SG-1890, LLC, W.R. Stephens, Jr. and Elizabeth S. Campbell.